SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2005

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

0-33207	GREAT PLAINS ENERGY INCORPORATED (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	43-1916803

1-707	KANSAS CITY POWER & LIGHT COMPANY (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	44-0308720

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) (the Registrants) are separately filing this combined Current Report on Form 8-K (Report).

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

Statements made in this combined report that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company's pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company's non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. These and other risk factors are detailed from time in time in the registrants' Securities and Exchange Commission (SEC) reports. Many, but not all, of the factors that may impact actual results are discussed in the Risk Factors section of Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation of the registrants' combined Annual Report on Form 10-K for the year ended December 31, 2004. These reports should be read carefully. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond the control of the registrants. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on the registrants.
Item 1.01	Entry into a Material Definitive Agreement

On April 27, 2005, KCP&L filed a Stipulation and Agreement (Agreement) with the Kansas Corporation Commission (KCC). KCP&L anticipates hearings will be scheduled by the KCC to take testimony regarding the Agreement. The Agreement becomes effective as of its approval by the KCC, and expires on June 1, 2010, except with respect to provisions that continue after that date. If approved by the KCC, the Agreement will not restrict in any manner the exercise by the KCC of any statutory right or obligation, including the obligation to ensure that KCP&L is providing efficient and sufficient service at just and reasonable rates.

Following is a brief description of the terms and conditions of the Agreement that are material to Great Plains Energy and KCP&L. The description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Agreement.

The Agreement contains a regulatory plan, agreed to by the parties identified below, comprised of the following major elements:

(a)  KCP&L commits to undertake reasonable efforts to make certain energy infrastructure investments from January 1, 2005 through June 1, 2010 identified in the Agreement (Resource Plan) with a current estimated cost of approximately $1.23 billion (KCP&L share), including but not limited to:

(i) construction of a new 800-900 MW coal-fired generation unit at Iatan Station with a current estimated in service date of June 2010 (Iatan 2), of which KCP&L will own approximately 500 MW;

(ii) installation of certain new air emission control facilities at KCP&L's Iatan 1 and LaCygne 1 generating units;

(iii) installation of 100 MW of wind generation facilities in 2006, and the potential installation of an additional 100 MW of wind generation facilities in 2008 if supported by a detailed evaluation and approved by the KCC;

(iv) implementation of an asset management plan for transmission and distribution system expansion, improvement and maintenance activities; and

(v) implementation of certain demand response, efficiency and affordability programs, subject to KCC approval.

The Resource Plan does not include a possible bridge, currently estimated to be approximately $43 million, the recovery of which, if built, is deferred to future rate cases.

(b)  KCP&L's current rate moratorium in Kansas will be maintained through December 31, 2006. During the term of the Agreement, the parties will not initiate a proceeding requesting a change in KCP&L's rates except for the rate cases described in paragraph (i), below, and certain significant events including significant changes in tax laws, federal utility laws or regulations or generally accepted accounting principles, unexpected extended outages or shutdowns of a major generating unit, failure by KCP&L to fulfill its energy infrastructure investment commitments, or nondisclosures or misrepresentations that resulted in higher rates.

(c)  KCP&L is allowed to implement an energy cost adjustment mechanism, reflecting total fuel costs on a monthly basis, effective January 1, 2007.

(d)  KCP&L may sell sulfur dioxide emission allowances during the term of the Agreement. The sales proceeds will be recorded as a regulatory liability for ratemaking purposes, and will be amortized over time commencing with rates to be established in 2010.

(e)  KCP&L's pension cost before amounts capitalized, for regulatory purposes, is established at $22 million until 2007 through the creation of a regulatory asset or liability, as appropriate.

(f)  The equity component of KCP&L's allowance for funds used during construction rate pertaining to the Kansas jurisdictional portion of Iatan 2 will be reduced 250 basis points as of January 1, 2007.

(g)  Adjustments to amortizations of KCP&L regulatory assets will be supported by the parties as required for KCP&L to maintain, on a Kansas jurisdictional basis, funds from operations interest coverage and funds from operations as a percentage of average total debt financial ratios of 3.8x and 25%, respectively, that are currently the lower end of the top third of a BBB published rating for a utility company with a business risk profile of "6", as established by Standard & Poor's. In the event such ratio guidelines and ranges are changed, the parties will work together to determine appropriate values for these ratios. However, no adjustment is required to be supported by the parties on account of non-regulated operations or other non-Kansas jurisdictional matters or if the KCC finds that KCP&L has failed to prudently manage its costs, continuously improve productivity and maintain service quality. The lower of KCP&L's actual cost of debt or the cost of debt for an investment grade rating will be used in the rate cases referenced in paragraph (i), below.

(h)  The profits from KCP&L's off-system electricity sales will be included in its retail revenue requirement determination during the term of the Agreement. KCP&L will not propose any adjustment or modification that would remove any portion of its off-system sales costs and revenues from being passed through the energy cost adjustment mechanism.

(i)  KCP&L will file a rate case in 2006, with changes to be effective January 1, 2007. KCP&L will also file a rate case, with rate schedules with an effective date of June 1, 2010; however, KCP&L agrees to extend the deadline for a KCC final order on the proposed tariff changes to August 10, 2010. The parties agree to match the in-service date of the new coal plant with the effective date of the associated rates, including interim rates subject to refund if required. KCP&L may also file rate cases with changes to be effective January 1, 2008 and 2009. The parties have agreed to work together to adjust the rate case filing schedules to reflect the timing of investments and other factors. So long as KCP&L proceeds to implement the Resource Plan (or a modification thereof approved by the KCC) and complies with the Resource Plan monitoring requirements, the parties will not take the position that the Resource Plan investments should be excluded from rate base on grounds that the projects were not necessary or that alternative technologies should have been used by KCP&L. However, the Agreement does not limit the ability of the parties to inquire regarding the prudence of KCP&L's expenditures, to assert that the appropriate amount to include in KCP&L's rate base or its cost of service for these investments is a different amount than that proposed by KCP&L, or propose adjustments regarding the prudence of the installed cost, operation and maintenance costs or energy output of the wind generation facilities as opposed to the costs or output of comparable wind generation facilities.

(j)  As part of one of the rate cases referred to in the preceding paragraph, KCP&L will include a proposal to have its transmission costs reflected in separate rates when it can be done appropriately consistent with its wholesale tariffs.

(k)  KCP&L agrees that proceeds from its debt issuances will be used for general corporate purposes. Proceeds of debt that is secured by utility assets will be used for utility purposes only. If any utility assets that are financed by, or secure, debt are transferred, the debt as well must be transferred. Further, if any unsecured debt proceeds are used for non-utility purposes, the debt must follow the non-utility assets; if such assets are transferred, a proportionate share of the debt as well must be transferred.

(l)  The Agreement establishes KCP&L's Kansas jurisdictional depreciation rates, including a twenty-year depreciable life for wind generation facilities.

(m)  KCP&L agrees to not seek an additional return, as may be authorized by law, on renewable resources, energy efficiency or conservation investments.

(n)  KCP&L will actively monitor the major factors and circumstances which influence the need for and economics of all elements of the Resource Plan. Modifications to the resource plan described in paragraph (a), above, may be proposed by KCP&L or other parties to the Agreement in response to changed factors or circumstances impacting its reasonableness and adequacy. Disputes regarding such modifications will be submitted to the KCC for determination.

The Agreement provides that KCP&L will fairly and objectively evaluate all proposals submitted for potential partners for participation in Iatan 2. The parties reserve the right to assert that KCP&L's decisions regarding such partners resulted in higher costs that should not be allowed for rate purposes. The Agreement further provides that KCP&L will not voluntarily incur capital investments or expenses beyond those contemplated by the Agreement and the Resource Plan that could affect its financial rating and the amount of amortization described in paragraph (g), above, without explicit approval by the KCC. The Agreement also provides that KCP&L's process for considering or acquiring future generation, power and demand side management resources, in addition to those contemplated by the Resource Plan, will include the issuance of requests for proposal for the supply of such resources by competitive bid. The Agreement is subject to good faith negotiation by the parties if the similar Stipulation and Agreement filed with the Missouri Public Service Commission on March 28, 2005, is rejected or significantly modified; if agreement cannot be reached by the parties, the Agreement will be considered terminated. A description of the Missouri Public Service Commission Stipulation and Agreement is contained in the combined Current Report on Form 8-K separately filed by Great Plains Energy and KCP&L on March 29, 2005.

The parties to the Agreement are KCP&L, the Staff of the KCC, Sprint, Inc., and the Kansas Hospital Association. KCP&L provides electricity at retail to Sprint and to certain members of the Kansas Hospital Association. Sprint provides certain telecommunications services and equipment to KCP&L and certain of its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED /s/ Terry Bassham Terry Bassham Executive Vice President - Finance & Strategic Development and Chief Financial Officer

KANSAS CITY POWER & LIGHT COMPANY /s/ William H. Downey William H. Downey President and Chief Executive Officer

Date: May 2, 2005